==============================================================================




                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                      ----------------------------------
                               AMENDMENT NO. 1
                                     ON
                                 FORM 8-K/A

                                CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934



               Date of earliest event reported: July 24, 1997



                            PRESIDENT CASINOS, INC.
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)


              Delaware            0-20840           51-0341200
          ---------------    ----------------    ----------------
          (State or other    (Commission File    (I.R.S. Employer
          jurisdiction of         Number)         Identification
           organization)                              Number)


            802 North First Street, St. Louis, Missouri   63102
         ---------------------------------------------------------
            (Address of principal executive offices)    (Zip code)

                              (314) 622-3000
             ---------------------------------------------------
             (Registrant's telephone number, including area code)




==============================================================================

ITEM 7.  Financial Statements and Exhibits

(a)  Financial statements of business acquired.

       (i) Independent Auditor's Report

      (ii) BH Acquisition Corporation Balance Sheet as of December 31, 1996

     (iii) BH Acquisition Corporation Statement of Operations for the year ended December 31, 1996

      (iv) BH Acquisition Corporation Statement of Changes in Stockholder's Deficit for the year ended December 31, 1996

       (v) BH Acquisition Corporation Statement of Cash Flows for the year ended December 31, 1996

      (vi) BH Acquisition Corporation Notes to Financial Statements

     (vii) BH Acquisition Corporation Unaudited Condensed Balance Sheets as of March 31, 1997 and December 31, 1996

    (viii) BH Acquisition Corporation Unaudited Condensed Statements of Operations for the three-month periods ended March 31, 1997 and 1996

      (ix) BH Acquisition Corporation Unaudited Condensed Statements of Cash Flows for the three-month periods ended March 31, 1997 and 1996

       (x) BH Acquisition Corporation Notes to Unaudited Condensed Financial Statements

(b)  Pro forma financial information.

       (i) President Casinos, Inc. and BH Acquisition Corporation Unaudited Pro Forma Condensed Combined Statement of Financial Position as of May 31, 1997 and March 31, 1997, respectively

      (ii) President Casinos, Inc. and BH Acquisition Corporation Unaudited Pro Forma Condensed Combined Statement of Operations for the three-month period ended May 31, 1997 and March 31, 1997, respectively

     (iii) President Casinos, Inc. and BH Acquisition Corporation Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended February 28, 1997 and December 31, 1996, respectively

      (iv) President Casinos, Inc. Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(c)  Exhibits.  See Exhibit Index.

                        INDEPENDENT AUDITOR'S REPORT

                                                  February 22, 1997
                                                  (except for Notes 10 and
                                                  13 as to which the date
                                                  is June 30, 1997)

To the Stockholder of
  BH Acquisition Corporation

We have audited the accompanying balance sheet of BH Acquisition Corporation as of December 31, 1996 and the related statements of operations, stockholder's deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BH Acquisition Corporation as of December 31, 1996, and the results of its operations, changes in its stockholder's deficit, and its cash flows for the year then ended in conformity with generally accepted accounting principles.





/s/ Chamberlin, Shaffer & Griffiths, A.C.
Certified Public Accountants

                         BH ACQUISITION CORPORATION
                               BALANCE SHEET
                     (in thousands, except share data)

                                                  Notes    Dec. 31, 1996
                                                 -------  ---------------
    ASSETS
    Current assets:
      Cash and cash equivalents......................       $    205
      Accounts receivable, trade.....................            233
      Accounts receivable, related parties..........8            216
      Inventories....................................            227
      Prepaid expenses...............................            769
                                                            ---------
          Total current assets.......................          1,650
                                                            ---------
    Property and equipment, net.....................3         22,973
                                                            ---------
    Advance to related party........................2          1,980
    Other assets.....................................             43
                                                            ---------
                                                            $ 26,646
                                                            =========
    LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
    Current liabilities:
      Current maturities of long-term debt........4,5       $    492
      Current maturities, due to related parties....4          1,000
      Accounts payable...............................            382
      Other current liabilities.....................6          2,304
                                                            ---------
         Total current liabilities...................          4,178
                                                            ---------
    Long-term liabilities:
      Long-term debt, net of current maturities...4,5            462
      Long-term debt, due to related parties........4          1,000
      Note payable to stockholder................7,11         21,352
                                                            ---------
         Total long-term liabilities.................         22,814
                                                            ---------
         Total liabilities...........................         26,992
                                                            ---------
    Commitments and contingencies..................12            --
    Stockholder's deficit:
      Common Stock, $1 par value per share, 5,000
        shares authorized, 1,000 shares issued
        and outstanding..............................              1
      Additional paid-in capital.................7,11         16,395
      Accumulated deficit............................        (16,742)
                                                            ---------
          Total stockholder's deficit................           (346)
                                                            ---------
                                                            $ 26,646
                                                            =========

See auditor's report and accompanying notes.

                         BH ACQUISITION CORPORATION
                          STATEMENT OF OPERATIONS
                              (in thousands)

                                                       Year Ended
                                              Notes   Dec. 31, 1996
                                              -----   --------------
         OPERATING REVENUES:
           Rooms..................................     $ 10,102
           Food and beverage......................        2,778
           Recreation, retail and other...........        5,679
                                                       ---------
             Net operating revenues...............       18,559
         OPERATING COSTS AND EXPENSES:
           Rooms..................................        2,585
           Food and beverage......................        2,759
           Recreation, retail and other...........        1,671
           Selling, general and administrative....        7,943
           Depreciation and amortization..........        2,759
                                                       ---------
             Total operating costs and expenses...       17,717
                                                       ---------
         OPERATING INCOME ........................          842
         OTHER INCOME (EXPENSE):
           Interest expense, net..................       (2,031)
                                                       ---------
         LOSS FROM CONTINUING OPERATIONS..........       (1,189)
         DISCONTINUED OPERATIONS:
           Income from operation of Sea Course..12           58
           Loss on sale of Sea Course...........12         (355)
                                                       ---------
             Net discontinued operations..........         (297)
                                                       ---------
         NET LOSS.................................     $ (1,486)
                                                       =========

See auditor's report and accompanying notes.

                          BH ACQUISITION CORPORATION
               STATEMENT OF CHANGES IN STOCKHOLDER'S DEFICIT
                              (in thousands)

                                   CAPITAL    PAID-IN     RETAINED
                            Notes   STOCK     CAPITAL      DEFICIT     TOTAL
                            -----  -------    ---------   ---------   -------
Ending balance at
  December 31, 1995.............  $      1    $  8,545    $(15,256)  $ (6,710)

Capital contributions.......7,11       --        7,850         --       7,850

Net loss........................       --          --       (1,486)    (1,486)

                                  ---------   ---------   ---------  ---------
Ending balance at
  December 31, 1996.............  $      1    $ 16,395    $(16,742)   $  (346)
                                  =========   =========   =========  =========

See auditor's report and accompanying notes.

                         BH ACQUISITION CORPORATION
                          STATEMENT OF CASH FLOWS
                              (in thousands)

                                                            Year Ended
                                                         December 31, 1996
                                                        -------------------
    Net loss..........................................       $(1,486)
    Adjustments to reconcile net loss to
      cash flows from operating activities:
        Depreciation and amortization.................         2,794
        Loss on sale of Sea Course....................           355
        Noncash revenue...............................        (2,812)
        Noncash expense...............................         1,953
        Accounts receivable...........................           (39)
        Inventories...................................            70
        Prepaid expenses..............................             6
        Accounts payable..............................          (703)
        Other current liabilities.....................           (24)
                                                             --------
          Net cash provided by operating activities...           114
                                                             --------
    Cash flows from investing activities:
      Expenditures for property and equipment.........          (267)
      Proceeds from sale of golf course...............         2,301
                                                             --------
          Net cash provided by investing activities...         2,034
                                                             --------
    Cash flows from financing activities:
      Loan proceeds from shareholder..................         1,498
      Repayments to shareholder.......................          (360)
      Repayment of notes payable and
        capital lease obligations.....................          (502)
      Payments on litigation settlement...............        (2,000)
      Loan proceeds from related party................         1,000
      Advance to related party........................        (1,925)
                                                             --------
          Net cash used in financing activities.......        (2,289)
                                                             --------
    Net decrease in cash and cash equivalents.........          (141)
    Cash and cash equivalents at beginning of period..           346
                                                             --------
    Cash and cash equivalents at end of period........       $   205
                                                             ========

    See auditor's report and accompanying notes.

                         BH ACQUISITION CORPORATION
                       NOTES TO FINANCIAL STATEMENTS
              (dollars in thousands, unless otherwise stated)

Note 1 - Corporate Organization and Significant Accounting Policies

ORGANIZATION

  BH Acquisition Corporation ("BH"), an S corporation, is incorporated under the laws of the State of Mississippi and is owned solely by John E. Connelly ("Mr. Connelly").

  Subsequent to December 31, 1996, BH is to be merged with J. Edward Connelly Associates, Inc. ("JECA"), an entity also owned 100% by Mr. Connelly. JECA is to remain as the surviving entity.

BUSINESS OPERATIONS

  BH operates in the hotel/resort business in Biloxi, Mississippi, along the Gulf Coast. The three properties it owns and operates are comprised of approximately 855 guest rooms, meeting room facilities, swimming pools, a golf course, a marina, a marina restaurant and various other amenities. The three properties are individually referred to as the Resort, the Resort-East and the Inn. BH also has an easement for property which is contiguous to both its Resort and Resort-East properties which provides guests direct passage between the two facilities.

  BH's operations are impacted by the gaming and tourism industries in the area and its guests are primarily from the mid-western and southeastern portions of the United States. The State of Mississippi's Gaming Commission now requires all gaming operations in Biloxi, Mississippi to have a relative number of guests rooms for its patrons in order to obtain or renew a gaming license. To comply with this requirement more hotels are being built in the area which has resulted in a more competitive environment for the local hotel/resort industry.

  See Notes 12 and 13 regarding the sale of the properties.

ACCOUNTING POLICIES

Cash

  For purposes of the statement of cash flows, cash includes cash on hand and on deposit.

  BH maintains its cash balances in two financial institutions located in Biloxi, Mississippi and one in Pittsburgh, Pennsylvania. The balances in each financial institution are insured by the Federal Deposit Insurance Corporation up to $100.

Inventories

  Inventories consist of food, beverages, golf merchandise and supplies which are stated at cost, as determined by the first-in, first-out method.

Property, Plant and Equipment

  Property, plant and equipment are recorded at cost. Depreciation is provided principally on the straight-line method over the estimated useful lives of the respective assets. Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized. When items of property and equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is included in the results of operations.

Income Tax Status

  Since BH is treated as an S corporation for federal and state income tax purposes, it is not liable for any federal or state taxes on its income. Its items of income and deduction are included in the personal return of BH's stockholder.

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2 - Advance to Affiliate

  In July 1996, BH loaned JECA $1,925 in accordance with an unsecured demand promissory note that bore interest at the Applicable Federal Rate (5.80% at December 31, 1996). The loan was satisfied in February 1997.

Note 3 - Property, Plant and Equipment

  The following is the composition of property, plant and equipment at December 31, 1996:

     Buildings, improvements and land improvements.... $13,984
     Marina land improvements and slips...............   2,772
     Furniture, fixtures and equipment................   9,783
                                                       --------
                                                        26,539
     Less: Accumulated depreciation...................  10,841
                                                       --------
                                                        15,698
     Land.............................................   7,275
                                                       --------
                                                       $22,973
                                                       ========

Note 4 - Long-Term Debt

  Following is a summary of long-term debt at December 31, 1996:

     Hancock Bank - Revolving credit line...........  $   704
     PRC Management, Inc. ("PRC")....................    2,000
                                                      --------
                                                        2,704
     Less: Current maturities.......................   (1,325)
                                                      --------
                                                      $ 1,379
                                                      ========
Hancock Bank

  In February 1995, all of the loans outstanding with Hancock Bank were refinanced into a $1.3 million revolving credit line. BH received proceeds of $416,000 from this transaction. Pursuant to the credit line agreement, BH can borrow, at Chase Manhattan Bank's prime rate, an amount not to exceed $1,300 reduced by $27 per month. A monthly principal payment will not be due if the outstanding balance is less than the available credit line at that date. The credit line matures February 1, 1999 and is collateralized by equipment. Mr. Connelly personally guaranteed the loan.

PRC

  BH has two $1,000 loans payable to PRC, a wholly-owned subsidiary of President Casinos, Inc (see Note 8). The first originated in February 1995, upon execution of a settlement and mutual release agreement with an unrelated third party. This loan was amended and the principal is now due February 8, 1998 or upon the transfer of an interest in any or all of BH's three properties. BH borrowed the second $1,000 from PRC to pay another installment relating to the settlement agreement that was due February 17, 1996. The principal balance on the second note is due August 8, 1997. Both loans bear interest at 13%, which is payable monthly, and are guaranteed by Mr. Connelly who pledged collateral in support of his guarantee.

  Long-term debt maturities are as follows at December 31, 1996:

                    1998..................  $  1,325
                    1999..................        54
                                            ---------
                                            $  1,379
                                            =========

Note 5 - Capital Leases

  BH leases an IBM computer system and various other equipment pursuant to lease agreements expiring from October 1, 1997 through April 2001. Aggregate monthly lease payments are $17, including imputed interest ranging from 9% to 16.7%, including maintenance. Following is an analysis of the leased property, under capital leases, included in property, plant and equipment at December 31, 1996:

            Furniture, fixtures and equipment....  $    670
            Accumulated depreciation.............      (395)
                                                   ---------
                                                   $    275
                                                   =========

  For 1996 depreciation expense relating to these leased assets was charged in the amount of $128. The future minimum lease payments required under capital leases at December 31, 1996 are as follows:

               1997.............................     $  185
               1998.............................         44
               1999.............................         27
               2000.............................         20
               2001.............................          2
                                                     -------
                                                        278
               Less:  Amount representing
                 interest and maintenance........       (28)
                                                     -------
               Present value of net
                 minimum lease payments..........       250
               Less: current portion.............      (167)
                                                     -------
               Long-term portion.................    $   83
                                                     =======

Note 6 - Other Current Liabilities

  The balance of other current liabilities is comprised of the following:

               Payroll related...................   $   327
               Property taxes....................       578
               Deferred rental income............       455
               Legal.............................       367
               Insurance payable.................       303
               Utilities.........................        87
               Sales/use taxes payable...........        81
               Advance deposits and
                 gift certificates...............        64
               Interest..........................         6
               Other.............................        36
                                                    --------
                                                    $ 2,304
                                                    ========

Note 7 - Note Payable to Stockholder

  When the unsecured note due to the stockholder originated in 1993, it related primarily to the purchases of the Resort and Resort-East properties. The note bears interest at the Applicable Federal Rate (5.80% at December 31,
1996) which accumulates monthly. This note also reflects cash and non-cash advances to and from Mr. Connelly (see Note 11).

  Effective December 31, 1996, Mr. Connelly contributed an additional $7,850 to BH's paid-in capital by reducing the balance of the note BH owes to him.

Note 8 - Related Party Transactions

  Mr. Connelly is Chairman and Chief Executive Officer of President Casinos, Inc. ("Prez"), a public company traded on the NASDAQ exchange. The President Riverboat Casino-Mississippi, Inc. ("Pres-Miss"), a subsidiary of Prez, operates a riverboat gaming facility docked at the Resort marina under a long-term lease described in Note 9. The deferred rental income balance reflected in other current liabilities at December 31, 1996 consists primarily of advance payments Pres-Miss made to BH each year for the marina and tidelands lease reimbursements.

  JECA charges BH for financial advisory services, accounting and corporate jet costs based on time and usage reports.

  During the year being reported on, the following related party transactions are reflected in BH's revenues and expenses:

                         Related
                          Party             Transaction             1996
                         -------            -----------            ------
Revenues:
Rooms, food & beverage  Pres-Miss      Rooms, food & beverage     $   786
                                                                  --------
Recreation, retail
and other               Pres-Miss      Marina lease                 2,725
                        Pres-Miss      Tidelands lease                525
                        Pres-Miss      Property tax                   151
                        Pres-Miss      Warehouse rent                  32
                        JECA           Interest on advance             55
                                                                  --------
                                                                    3,488
                                                                  --------
                                                                  $ 4,274
                                                                  ========
Expenses:
Selling, general and
administrative          JECA           Administrative
                                         allocation               $   287
                        JECA           Corporate airplane
                                         allocation                    44
                                                                  --------
                                                                      331
                                                                  --------

Interest                Mr. Connelly   Stockholder note             1,614
                        PRC            Notes payable                  244
                                                                  --------
                                                                    1,858
                                                                  --------
                                                                  $ 2,189
                                                                  ========

  At December 31, 1996, related party receivables are composed of the following:
                 Pres-Miss - Various income related
                   items and reimbursements..........   $  216
                                                        =======

Note 9 - Pres-Miss and Other Marina Leases

  Effective July 15, 1992, BH entered into a lease agreement with Pres-Miss ("lessee") to lease certain dock areas, related tidelands and fastlands, twenty-one hotel units and the right to use approximately 685 parking spaces on a non-exclusive basis and approximately 400 parking spaces on an exclusive basis.

  The initial lease term covered the period July 15, 1992 to July 14, 1995 and the lease provides for nine renewal options for an additional three-year periods, thereafter. All renewals are exercisable at the option of the lessee and Pres-Miss exercised its first renewal option for the period July 15, 1995 to July 15, 1998.

  The annual rental amount of $2,500 for the initial lease term, was based on an appraised rent determined by an independent appraiser. For each renewal period, the rental increases are based on the Consumer Price Index ("CPI"), unless, either party requests an appraisal to determine the new rental rate. The rent is payable monthly on the 15th day of each month. The annual rental for the first renewal option period was increased to $2,725.

  In accordance with the lease, Pres-Miss is solely responsible for paying any and all costs and necessary expenses to improve the leased premises to enable it to conduct dockside gaming operations from the dock area plus all costs and expenses necessary to construct and maintain a parking lot for approximately 360 parking spaces on the fastlands and another parking lot on the Resort property.

  The rental payments are net to BH in that Pres-Miss is responsible for all real estate taxes and any special assessments against the marina parcel, as well as, all utilities and other charges which relate to the use and occupancy of all the leased properties. This obligation includes, but is not limited to, any lease payments and other costs, expenses and obligations arising out of the tidelands and fastlands leases (see Note 10).

  In addition, there are various other provisions in the agreement, which includes Pres-Miss's right to terminate the lease if its gaming license is revoked or terminated. The lease also restricts BH from entering into lease agreements for boat slips at the marina for periods in excess of six months and BH cannot lease, without the written consent of Pres-Miss, any other portions of the Resort to non-affiliated entities in the gaming industry.

  The lease agreement was also amended, effective August 1, 1993, to increase the annual base rent by $32 as consideration for BH including an 8,000 square foot warehouse in the leased premises. The annual warehouse rental was not changed for the renewal period.

  The future minimum rental income under the above lease agreement, for the renewal term, through July 14, 1998 is as follows:

                                            Tidelands and Fastlands
                              Base Rent          Reimbursements
                              ---------          --------------
           1997                $ 2,757               $   576
           1998                  1,493                   335
                               --------              --------
                               $ 4,250               $   911
                               ========              ========

  As guarantor of note obligations, BH has assigned all of its rights, title and interest in all leases of any Resort and Resort-East properties to PNC Bank, Pittsburgh, PA ("PNC"). (See Note 12.)

Note 10 - Public Trust Tidelands and Fastlands Leases

  On August 6, 1992 and December 31, 1996, BH entered into a Public Trust Tidelands Lease and a Public Trust Tidelands Lease of Fastlands, respectively, with the Secretary of State of Mississippi ("lessor"). The lessor agrees to lease all submerged lands or tidelands and superjacent water column and all artificially filled tidelands known as "fast" lands within the Resort property owned by BH.

--Tidelands Lease

  The primary term of the tidelands lease is ten years, beginning August 1, 1992. At the end of the first five-year period of the lease term, the lessor will adjust the annual rental in accordance with the then current Mississippi law. If the new annual rental amount cannot be agreed upon, the lease may be canceled at the option of the lessor.

  Subject to compliance with all material terms, covenants, conditions and obligations of the lease, BH has the option to extend the lease for a renewal term of five years under the same terms and provisions as the original lease, subject to renegotiation of the annual rental, based on an appraisal obtained by the lessor.

  The annual rental during the period August 1, 1992 to July 31, 1997 was to be $295, provided the same singular gaming vessel was moored at the Resort marina. However, on June 20, 1995, a more substantial gaming vessel was moved to the marina to replace the existing vessel. Pursuant to amended lease terms, annual rent increased to $525 prorated as of the effective date of the move. Since the annual rent is due in advance by August 1, of each year, $306 of the annual rent is included in prepaid expense at December 31, 1996.

  In the event the Pres-Miss gaming license is suspended or revoked by the Mississippi Gaming Commission, the lessor, at its option, may immediately terminate the operating lease agreement.

  In June 1997, BH received a letter from the lessor informing BH that the tidelands annual rental payment will be increased effective August 1, 1997, based upon a five year increase in the CPI. From August 1992 to June 1997, the CPI increase was approximately 13.6% and accordingly the annual rent will increase to approximately $597.

--Fastlands Lease

  The primary term of the fastlands lease is 40 years, beginning January 1, 1997 and terminating December 31, 2037. Provided BH has complied with all material terms and conditions of the lease, it shall have the option to extend the lease for a renewal term of 25 years. BH also has the option to terminate the lease upon 30 days prior written notice to the lessor in the event its tidelands leases dated August 6, 1992 is terminated.

  During the first 30 years of the initial lease period, BH will pay annual rental to the lessor in the amount of $21, being the 1996 ad valorem tax amount assessed against the leased property. At the end of the first 30 years, the annual rental shall be based upon the fair market value determined by an appraisal.

  Even though the rental amount for the first 30 years is based upon the ad valorem tax rates, the lessor shall, at the end of each five-year period of the lease term adjust the rental amount based upon the tax value, excluding the value of any and all improvements on the property.

  The future minimum rental payments, based upon the recent letter referred to above for the tidelands lease and based upon the present annual rentals for the fastlands lease, for the next five calendar years and thereafter are as follows:

                                   Tidelands        Fastlands
                                  -----------      -----------
                 1997.........      $   555          $    21
                 1998.........          597               21
                 1999.........          597               22
                 2000.........          597               21
                 2001.........          597               21
                 Thereafter...          348              747
                                    --------         --------
                                    $ 3,291          $   853
                                    ========         ========

  Recreation, retail and other expenses include $525 of rental expense, relating to the leases for the year ended December 31, 1996.

Note 11 - Supplemental Cash Flow Statement Disclosures

  Cash paid for interest amounted to $430 for the year ended December 31, 1996.

  The following items comprise the non-cash transactions for 1996:

    1.  Loan proceeds attributed to
          Mr. Connelly..........................       $ 3,451
        Less:
          Non-cash expenditures paid by
            Mr. Connelly to:
               JECA.............................          (317)
               Non-related parties..............           (22)
          Accrued interest included in
            Mr. Connelly's note payable.........        (1,614)
                                                       --------
        Net cash proceeds attributable
            to Mr. Connelly.....................       $ 1,498
                                                       ========
   2.  Loan repayments attributed to
         Mr. Connelly...........................       $ 3,117
       Less:
         Marina rental income remitted by
           Pres-Miss to PNC to repay
           Mr. Connelly's loans.................        (2,757)
                                                       --------
       Net cash repayments attributable to
         Mr. Connelly...........................       $   360
                                                       ========
   3.  Other non-cash revenues:
         Interest income from the JECA note.....       $    55
                                                       ========
   4.  Other non-cash expenditures:
          Capital lease transactions............       $    40
                                                       ========
   5.  Reduction in note payable-stockholder
         and stockholder contribution to
         paid-in capital........................       $ 7,850
                                                       ========

Note 12 - Litigation and Other Contingencies

--Loan Guarantee - PNC

  BH is a guarantor of two term loans, dated October 18, 1995, that Mr. Connelly entered into with PNC Bank. The loans bear interest at PNC'S prime rate plus 1%. The first note, in the amount of $16,000 is payable in 35 monthly payments of $89, through September 18, 1998. The remaining principal balance is due October 18, 1998. The second note, in the principal amount of $1,200, is due the earlier of March 31, 1997 or the day the Inn property is sold.

  The proceeds from the loans were used by Mr. Connelly, on behalf of BH, primarily to fund the purchase of BH's properties and finance capital improvements for the properties. Mr. Connelly has pledged 100% of his BH stock. As guarantor, BH granted PNC security interests in all of its properties and assigned all of its rights, title and interest in all leases and rents.

  As a result, Pres-Miss remits directly to PNC, through a collateral account, all payments of rent and any other payments due under its lease with BH, in accordance with an amended lockbox agreement. These remittances are applied by PNC to the currently payable portion of the indebtedness due under the loans.

  The loans are also collateralized by 1,466,004 shares of Prez's common shares owned personally by Mr. Connelly and contain various covenants which BH and Mr. Connelly have to adhere to.

  See Note 13 regarding subsequent PNC transactions.

--Discontinued Operations-Sale of Sea Course

  BH was defendant in a lawsuit brought by Broadwater Country Club and Great Southern Golf Club, Inc. The suit was filed in March 1993, and sought specific performance of an alleged agreement by BH to sell the Sea Course golf course owned by BH to the plaintiffs.

  On April 11, 1996, the Chancery Court of Harrison County's Special Chancellor rendered a decision ordering BH to convey the Broadwater Sea Course and buildings thereon to the plaintiffs within 90 days. The sale was closed July 2, 1996 and BH recognized a loss from the sale in the amount of $355.

  Income from operations of the Sea Course through the date of sale reflect revenues of $627 and costs and expenses of $569, including depreciation expense of $35.

Note - 13 Subsequent Events

--PNC Loan-Amendment

  Effective March 31, 1997, the PNC loans that BH guarantees on behalf of Mr. Connelly were amended. The maturity date on the $1,200 term note was extended to April 30, 1997 and was subsequently paid with proceeds from The Peoples Bank loan noted below. The principal balance of the other term loan was increased by $1,511 to the original balance of $16,000. Interest rates on both loans remain the same as the original notes, as does the repayment schedule on the latter note.

--Peoples Bank Loan

  On April 17, 1997, BH entered into an installment loan agreement with The Peoples Bank for $2,500. The loan is payable in 23 monthly installments of $31 which includes interest at approximately 8-1/2%. Payments commence May 15, 1997 and a balloon payment in the approximate amount of $2,170 is due

April 15, 1999. The loan is secured by a Deed of Trust on the Broadwater Inn property and all other assets relating to the Inn, an assignment of leases and rents and the guarantee of Mr. Connelly.

  Approximately $1,200 of the loans proceeds was used to repay the outstanding balance on the PNC loan dated October 18, 1995.

--Sale of Inn

  In May 1997, BH entered into a Hotel Purchase Agreement with an unrelated third party for the sale of the Inn. The agreement is for $3,290 from which BH has agreed to pay $131 in real estate commissions and other closing costs. The purchaser has the right of a "due diligence period" for thirty days from the receipt of a current survey and a commitment to title insurance, whichever is later. If necessary, the due diligence period could be extended for another twenty days.

  If the agreement fails to close, it is BH's management's intent to find another buyer for a comparable selling price.

  Provided the transaction closes, a portion of the proceeds will be used to repay The Peoples Bank loan dated April 17, 1997.

--Sales Agreement with Prez in the Process of Negotiation

  As of the date of this report, BH is in the process of negotiating a sales agreement with Prez to sell virtually all of its assets, except the Inn property.

--Settlement

  In June 1997, BH received a demand letter seeking $700 as reimbursement for alleged costs incurred by a party who had been negotiating with BH for the purchase of the Resort and Resort-East properties. BH has reached a settlement with the third party, whereby, BH is to pay the party $400, at closing, when BH sells the Resort-East and Resort properties, which include the marina and the Sun Golf Course, to Prez.

                           BH ACQUISITION CORPORATION
                            CONDENSED BALANCE SHEETS
                  (in thousands, except share data, unaudited)

                                                        Mar. 31,    Dec. 31,
                                                          1997        1996
                                                        -------     -------
    ASSETS
    Current assets:
      Cash and cash equivalents...................      $   352     $   205
      Accounts receivable, trade..................          308         233
      Accounts receivable, related parties........           97         216
      Inventories.................................          218         227
      Prepaid expenses............................          480         769
                                                       ---------   ---------
          Total current assets....................        1,455       1,650
                                                       ---------   ---------
    Property and equipment, net of accumulated
      depreciation of $11,526 AND $10,841.........       22,286      22,973
    Other assets..................................          --        2,023
                                                       ---------   ---------
                                                       $ 23,741    $ 26,646
                                                       =========   =========
    LIABILITIES AND STOCKHOLDER'S DEFICIT
    Current liabilities:
      Current maturities of long-term debt........     $    464    $    492
      Current maturities, due to related parties..        2,000       1,000
      Other current liabilities...................        2,434       2,686
                                                       ---------   ---------
          Total current liabilities...............        4,898       4,178
                                                       ---------   ---------
    Long-term liabilities:
      Long-term debt, net of current maturities...          365         462
      Note payable to stockholder.................       18,930      22,352
                                                       ---------   ---------
          Total long-term liabilities.............       19,295      22,814
                                                       ---------   ---------
          Total liabilities.......................       24,193      26,992
                                                       ---------   ---------

    Commitments and contingencies.................          --          --
    Stockholder's deficit:
      Common Stock, 1,000 shares issued
        and outstanding...........................            1           1
      Additional paid-in capital..................       16,395      16,395
      Accumulated deficit.........................      (16,848)    (16,742)
                                                       ---------   ---------
          Total stockholder's deficit.............         (452)       (346)
                                                       ---------   ---------
                                                       $ 23,741    $ 26,646
                                                       =========   =========

See accompanying notes.

                           BH ACQUISITION CORPORATION
                       CONDENSED STATEMENTS OF OPERATIONS
                           (in thousands, unaudited)

                                                 Three-Month Period
                                                    Ended March 31,
                                                   1997        1996
                                                  ------      ------
   OPERATING REVENUES:
     Rooms..................................     $  2,171    $  2,634
     Food and beverage......................          419         608
     Recreation, retail and other...........        1,556       1,543
                                                 ---------   ---------
       Net operating revenues...............        4,146       4,785
                                                 ---------   ---------
   OPERATING COSTS AND EXPENSES:
     Rooms..................................          651         748
     Food and beverage......................          405         607
     Recreation, retail and other...........          399         407
     Selling, general and administrative....        1,747       2,126
     Depreciation and amortization..........          687         690
                                                 ---------   ---------
       Total operating costs and expenses...        3,889       4,579
                                                 ---------   ---------
   OPERATING INCOME ........................          257         207
                                                 ---------   ---------
   OTHER INCOME (EXPENSE):
     Interest expense, net..................          363         451
                                                 ---------   ---------
   LOSS FROM CONTINUING OPERATIONS..........         (106)       (244)

   DISCONTINUED OPERATIONS:
     Income from operation of Sea Course....          --           92
                                                 ---------   ---------
   NET LOSS.................................     $   (106)   $   (152)
                                                 =========   =========


See accompanying notes.

                          BH ACQUISITION CORPORATION
                      CONDENSED STATEMENTS OF CASH FLOWS
                          (in thousands, unaudited)

                                                      Three-Month Period
                                                        Ended March 31,
                                                       1997         1996
                                                      ------       ------
Net cash provided by (used in)
        operating activities......................   $   372      $   (36)
                                                     --------     --------
Cash flows from investing activities:
  Expenditures for property and equipment.........       --          (142)
                                                     --------     --------
      Net cash used in investing activities.......       --          (142)
                                                     --------     --------
Cash flows from financing activities:
  Loan proceeds from shareholder..................        75          393
  Repayments to shareholder.......................      (175)        (335)
  Repayment of notes payable and
    capital lease obligations.....................      (125)        (120)
  Payments on litigation settlement...............       --        (1,000)
  Loan proceeds from related party................       --         1,000
                                                     --------     --------
      Net cash used in financing activities.......      (225)         (62)
                                                     --------     --------
Net increase (decrease) in cash
  and cash equivalents............................       147         (240)
Cash and cash equivalents at beginning of period..       205          346
                                                     --------     --------
Cash and cash equivalents at end of period........   $   352      $   106
                                                     ========     ========

See accompanying notes.

                          BH ACQUISITION CORPORATION
                  NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 1 - Corporate Organization and Significant Accounting Policies

  BH Acquisition Corporation ("BH"), an S corporation, is incorporated under the laws of the State of Mississippi and is owned solely by John E. Connelly ("Mr. Connelly"). Subsequent to December 31, 1996, BH is to be merged with J. Edward Connelly Associates, Inc. ("JECA"), an entity also owned 100% by Mr. Connelly. JECA is to remain as the surviving entity.

  BH operates in the hotel/resort business in Biloxi, Mississippi, along the Gulf Coast. The three properties it owns and operates are comprised of approximately 855 guest rooms, meeting room facilities, swimming pools, a golf course, a marina, a marina restaurant and various other amenities. The three properties are individually referred to as the Resort, the Resort-East and the Inn. BH also has an easement for property which is contiguous to both its Resort and Resort-East properties which provides guests direct passage between the two facilities.

  In the opinion of management, all adjustments, consisting only of normal recurring entries, necessary to present fairly BH's financial information for the interim periods presented have been included and the accompanying financial statements have been prepared in accordance with generally accepted accounting principles. The interim results reflected in the condensed financial statements are not necessarily indicative of results for the full year or other periods.

  The financial statements contained herein should be read in conjunction with the audited financial statements and accompanying notes to the financial statements for the year ending December 31, 1996. Accordingly, footnote disclosure which would substantially duplicate the disclosure in the audited financial statements has been omitted.

                          PRESIDENT CASINOS, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

INTRODUCTION

  The following unaudited pro forma condensed combined financial statements give effect to the acquisition by President Casinos, Inc. ("President") of certain assets of BH Acquisition Corporation ("BH")(collectively, the "Company") pursuant to a purchase agreement dated July 24, 1997.

  President and BH have fiscal year ends of February 28 and December 31, respectively. As such, condensed combined financial statements have been prepared based on each entity's corresponding quarter end or year end.

  The unaudited pro forma condensed combined statement of financial position combines the historical balance sheets of President as of May 31, 1997 and BH as of March 31, 1997, assuming that the acquisition of BH occurred as of the dates of each entity's first quarter end. The unaudited pro forma condensed combined statements of operations have been prepared assuming that the acquisition occurred as of the beginning of the periods presented. The unaudited condensed combined statements of operations reflect the historical results of operations for the President and BH for their respective most recently ended fiscal years and first three months of their current fiscal years.

  The unaudited pro forma condensed combined financial statements give effect to certain pro forma adjustments which are described in the accompanying notes. These statements have been prepared based on the purchase price and the allocation thereof to the fair value of assets acquired. The unaudited pro forma condensed combined financial statements do not reflect any projected cost savings which may result from the acquisition. However, historical material intracompany transactions, consisting primarily of room and dock rental, have been eliminated in acquisition adjustments assuming the acquisition had occurred as of the beginning of the periods presented.

  The unaudited pro forma financial information is not necessarily indicative either of the results of operations which would have occurred had the acquisition been completed as of the beginning of the periods presented or of the Company's future results of operations or financial position. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements of President, included it its 1997 Annual Report on Form 10-K and 1998 First Quarter Report on Form 10-Q, and the historical financial statements of BH, included in Item 7(a) of this Current Report on Form 8-K.

                           PRESIDENT CASINOS, INC.
         PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION
                         (in thousands, unaudited)

                                                            Pro Forma Adjustments
                                                          -------------------------
                                   President      BH
                                     May 31,   Mar. 31,    Excluded    Acquisition
                                      1997       1997     Properties   Adjustments
                                     NOTE 1     NOTE 1       NOTE 2       NOTE 3     Pro Forma
                                    --------   --------     --------     --------    ----------
ASSETS
Current Assets:
  Cash and cash equivalents.......  $ 22,221    $    352    $     23    $  1,297  (a) $ 23,847
  Trade accounts receivable, net..     1,597         308          29        (279) (b)    1,597
  Related party receivable........     2,022          97         --       (2,119) (c)      --
  Other...........................     6,845         698         207        (487) (d)    6,849
                                    ---------   ---------   ---------   ---------     ---------
      Total current assets........    32,685       1,455         259      (1,588)       32,293
                                    ---------   ---------   ---------   ---------     ---------
Properties, Net...................   114,858      22,286       2,813      21,415  (e)  155,746
                                    ---------   ---------   ---------   ---------     ---------
Other Assets......................     3,471         --          --          --          3,471
                                    ---------   ---------   ---------   ---------     ---------
                                    $151,014    $ 23,741    $  3,072    $ 19,827      $191,510
                                    =========   =========   =========   =========     =========
LIABILITIES AND
  STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Current portion of long-term
    debt..........................  $  1,772    $    464    $    --     $   (364) (b) $  1,872
  Current portion, due to related
    party.........................        68       2,000         --       (2,062) (c)        6
  Other...........................    23,210       2,434         268      (1,764) (f)   23,612
                                    ---------   ---------   ---------   ---------     ---------
      Total current liabilities...    25,050       4,898         268      (4,190)       25,490
                                    ---------   ---------   ---------   ---------     ---------
Long-term Liabilities:
  Long-term debt..................   104,862         365         --       29,691  (g)  134,895
  Note payable to stockholder.....       --       18,930         --      (18,930) (c)      --
  Due to related parties..........       --          --        2,562       2,562  (c)      --
                                    ---------   ---------   ---------   ---------     ---------
      Total long-term liabilities.   104,862      19,295       2,562      13,323       134,895
                                    ---------   ---------   ---------   ---------     ---------
      Total liabilities...........   129,862      24,193       2,830       9,133       160,385
                                    ---------   ---------   ---------   ---------     ---------
Minority Interest.................       283         --          --       10,000  (h)   10,283
Stockholders' Equity (Deficit):
  Common stock....................       302           1         --           (1) (i)      302
  Additional paid-in capital......   101,729      16,395         --      (16,395) (i)  101,729
  Retained earnings
    (accumulated deficit).........   (81,189)    (16,848)        242      17,090  (i)  (81,189)
                                    ---------   ---------   ---------   ---------     ---------
      Total stockholders'
        equity (deficit)..........    20,842        (452)        242         694        20,842
                                    ---------   ---------   ---------   ---------     ---------
                                    $151,014    $ 23,741    $  3,072    $ 19,827      $191,510
                                    =========   =========   =========   =========     =========

See accompanying notes.

                           PRESIDENT CASINOS, INC.
             PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                   For the Three Month-Period as Indicated
               (in thousands except per share data, unaudited)

                                                            Pro Forma Adjustments
                                                          ------------------------
                                   President      BH
                                    May 31,     Mar. 31,    Excluded   Acquisition
                                     1997        1997      Properties  Adjustments
                                    NOTE 1      NOTE 1       NOTE 2      NOTE 4      Pro Forma
                                   --------    --------     --------    --------     --------

OPERATING REVENUES, NET.........   $ 46,132    $  4,146    $    531    $ (1,721) (a) $ 48,026
                                   ---------   ---------   ---------   ---------     ---------
OPERATING EXPENSES:
  Operations....................     28,493       1,455         154        (994) (a)   28,800
  Selling, general and
    administrative..............     12,463       1,747         219        (727) (a)   13,264
  Depreciation and amortization.      3,754         687         132        (555) (b)
                                                                              7  (c)    3,761
  Other.........................        870         --           --          --           870
                                   ---------   ---------   ---------   ---------     ---------
      Total operating expenses..     45,480       3,889         505      (2,269)       46,695
                                   ---------   ---------   ---------   ---------     ---------
OPERATING INCOME (LOSS).........        552         257          26         548         1,331

Interest expense, net...........      3,413         363          49         915  (d)    4,642
                                   ---------   ---------   ---------   ---------     ---------
LOSS BEFORE MINORITY INTEREST...     (2,861)       (106)        (23)       (367)       (3,311)

Minority interest...............         18         --          --          243  (e)      261
                                   ---------   ---------   ---------   ---------     ---------
NET LOSS........................   $ (2,879)   $   (106)    $   (23)   $   (610)     $ (3,572)
                                   =========   =========   =========   =========     =========

Earnings per share of stock.....   $  (0.57)                                         $  (0.71)
                                   =========                                         =========
Weighted average number of
      shares outstanding........      5,032                                             5,032
                                   =========                                         =========

See accompanying notes.

                            PRESIDENT CASINOS, INC.
             PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                           For the Year as Indicated
                (in thousands, except per share data, unaudited)

                                                           Pro Forma Adjustments
                                                          -----------------------
                                   President     BH
                                   Feb. 28,    Dec. 31,    Excluded   Acquisition
                                     1997        1996     Properties  Adjustments
                                    NOTE 1      NOTE 1      NOTE 2      NOTE 4       Pro Forma
                                   --------    --------    --------    --------      ---------

OPERATING REVENUES, NET.........   $187,027    $ 18,559    $  2,371    $ (4,293) (a)  $198,912
                                   ---------   ---------   ---------   ---------      ---------
OPERATING EXPENSES:
  Operations....................    116,523       7,015         780      (1,375) (a)   121,373
  Selling, general and
    administrative..............     51,819       7,943       1,169      (2,918) (a)    55,675
  Depreciation and amortization.     15,324       2,759         530      (2,229) (b)
                                                                             31  (c)    15,355
  Other.........................       (423)        --          --          --            (423)
                                   ---------   ---------   ---------   ---------      ---------
      Total operating expenses..    183,243      17,717       2,479      (6,491)       191,990
                                   ---------   ---------   ---------   ---------      ---------
OPERATING INCOME (LOSS).........      3,784         842        (108)      2,229          6,963
Interest expense, net...........     13,704       2,031         273       3,096  (d)    18,558
                                   ---------   ---------   ---------   ---------      ---------
LOSS BEFORE INCOME TAXES,
  MINORITY INTEREST AND
  DISCONTINUED OPERATIONS.......     (9,920)     (1,189)       (381)       (898)       (11,626)

Income tax benefit..............     (1,367)        --          --          --          (1,367)

Minority interest...............        232         --          --          970  (e)     1,202
                                   ---------   ---------   ---------   ---------      ---------
LOSS BEFORE DISCONTINUED
  OPERATIONS....................     (8,785)     (1,189)       (381)     (1,868)       (11,461)

Discontinued operations, net....        --          297         297         --             --
                                   ---------   ---------   ---------   ---------      ---------
NET LOSS........................   $ (8,785)   $ (1,486)   $   (678)   $ (1,868)      $(11,461)
                                   =========   =========   =========   =========      =========

Loss per share of stock.........   $  (1.75)                                          $  (2.28)
                                   =========                                          =========
Weighted average number of
  shares outstanding............      5,032                                              5,032
                                   =========                                          =========


See accompanying notes.

                           PRESIDENT CASINOS, INC.
     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                   (in thousands, unless otherwise stated)

NOTE 1.  Basis of Presentation

  The unaudited pro forma condensed combined statement of financial position is based on the historical balance sheets of President Casinos, Inc. ("President") and BH Acquisition Corporation ("BH")(collectively, the "Company") as of May 31, 1997 and March 31, 1997, respectively, assuming that the acquisition occurred as of the dates thereof.

  The unaudited pro forma condensed combined statements of operations assume that the transaction occurred as of the beginning of the periods presented. The unaudited pro forma condensed statements of operations reflect President's historical results of operations for the year ended February 28, 1997 and for the three-month period ended May 31, 1997. The unaudited pro forma condensed statements of operations reflect BH's historical results of operations for the year ended December 31, 1996 and for the three-month period ended March 31, 1997.

  The Company believes that the assumptions used in preparing the unaudited pro forma condensed combined financial statements provide a reasonable basis for presenting all of the significant effects of the acquisition, other than any projected cost savings attributable to the acquisition, and that the pro forma adjustments give effect to those assumptions in the unaudited pro forma condensed combined financial statements.

NOTE 2.  Pro Forma Adjustments for Excluded Properties

  The acquisition of BH excluded the Broadwater Inn (the "Inn"), one of three hotel complexes owned by BH. Accordingly, revenues and costs associated with the Inn are reported in "Excluded Properties." Additionally, BH sold one of two golf courses owned by BH during its year ended December 31, 1996. The net loss from the sale of this property is reported as discontinued operations of "Excluded Properties."

NOTE 3.  Pro Forma Acquisition Adjustments to Statement of Financial Position

  All pro forma adjustments to the unaudited condensed combined statement of financial position are made as if the acquisition was made as of the respective entity's statement. The adjustments are as follows:

  (a) Adjustments record the reduction of $2,000 of principal owed by BH to President and the payment of interest thereon, net of certain prepaid assets purchased by President and certain liabilities assumed as a result of the acquisition.

  (b) Adjustments record certain assets not acquired or liabilities not assumed by President as a part of the acquisition.

  (c) Adjustments eliminate the intercompany balances after the acquisition which were formerly accounted for as related party transactions.

  (d) Adjustments record certain assets not acquired by President as a part of the acquisition, eliminates certain transactions between BH and President which were accounted for as prepaid expenses by one party and deferred revenue by the other party and eliminates certain intercompany transactions which resulted as a timing difference.

  (e) Adjustments record the acquisition of the Broadwater Properties for $40,500 plus (i) capitalized acquisition costs net of a credit provided by BH on certain assets and (ii) the acquisition of certain assets through the assumption of their related capital lease obligations. The following purchase price allocation is based upon the preliminary valuation of an independent appraisal performed:

      Land and land held for future development...   $ 40,732
      Machinery and equipment.....................        156
                                                     ---------
                                                     $ 40,888
                                                     =========

  (f) Adjustments record certain liabilities not acquired by President as a part of the acquisition and eliminates certain transactions between BH and President which were accounted for as prepaid expenses by one party and deferred revenue by the other party.

  (g) Adjustment records debt incurred of $30,000 to acquire the Broadwater Properties and $56 of long-term portion of capital leases assumed, less debt of BH not assumed by President.

  (h)  Adjustment records the Class B stock of JECA.

  (i) Adjustments eliminate the capital accounts of BH, as required by the purchase method of accounting.

NOTE 4.  Pro Forma Acquisition Adjustments to Statements of Operations

  Pro forma adjustments to the unaudited condensed combined statements of operations are made to reflect the following:

  (a) Adjustments eliminate certain transactions between BH and President, primarily room revenue and marina revenue.

  (b) Adjustment eliminates BH's historical depreciation and amortization expense.

  (c) Adjustment records depreciation and amortization expense based on the estimated fair market value of assets acquired through the assumption of related capital leases obligations. Depreciation expense has been computed using the straight-line method based on estimated useful lives of five years.

  (d) Adjustments record (i) additional interest expense on long-term borrowings used to partially finance the acquisition of the Broadwater Properties. Interest expense is based on principal of $30,000 at a rate of 9.7% annually and the amortization of a $7,000 loan fee over the three year life of the loan, offset by (ii) a reduction of interest expense on the debt of BH which was not assumed by President.

  (e) Adjustment represents minority interest expense based on $10,000 Class B stock at a rate of 9.7% annually.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                     PRESIDENT CASINOS, INC.

                                    /s/ James A. Zweifel
Date: October 7, 1997               ------------------------------------
                                     (James A. Zweifel)
                                     Executive Vice President and
                                     Chief Financial Officer

                                EXHIBIT INDEX

Exhibit
Number        Description

   2.1 * Promissory Note dated July 22, 1997, by and between President Broadwater Hotel, L.L.C. and Lehman Brothers Holdings Inc.

   2.2 * Redemption Agreement dated July 22, 1997, by and among J. Edward Connelly Associates, Inc. and President Broadwater Hotel, L.L.C. and Broadwater Hotel, Inc.

   2.3 * Indemnity Agreement dated July 22, 1997, by President Broadwater Hotel, L.L.C., President Casinos, Inc. and The President Riverboat Casino-Mississippi, Inc., jointly and severally, in favor of Lehman Brothers Holdings Inc.

   2.4 * Indemnity and Guaranty Agreement dated July 22, 1997, by President Casinos, Inc. and The President Casino Riverboat Casino-Mississippi, Inc. in favor of Lehman Brothers Holdings Inc.

   2.5 * Unconditional Guaranty of Lease Obligations dated July 22, 1997, by President Casinos, Inc.

   2.6 * Amended and Restated Limited Liability Company Operating Agreement, dated as of July 22, 1997, by and between J. Edward Connelly Associates, Inc. and Broadwater Hotel, Inc.

   23      Consent of Chamberlin, Shaffer & Griffiths, A.C.

    *   Exhibit was previously filed on August 7, 1997.
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